Native American Energy Group Announces SEC Clearance of Form 10 Registration Statement

FOREST HILLS, NY -- (Marketwire - May 18, 2011) - Native American Energy Group, Inc. (OTCQB: NAGP) (PINKSHEETS: NAGP) is pleased to announce that it has received a letter from the Securities & Exchange Commission (SEC) stating that they have completed their review of the Company's Form 10 Registration Statement and have no further comments.

"We filed our Form 10 on August 20, 2010 and underwent a review process consisting of comments by the SEC staff and amendments to our filing in response to such comments. Completing this process is a significant milestone toward our goal to create transparency to the benefit of our shareholders and allow for our common stock to be traded on the OTCQB Marketplace," said Joseph D'Arrigo, the Company's President and Chief Executive Officer.

Management has been committed to take all appropriate steps to become a fully reporting company and renew trading in the public markets, while the Form 10 Registration Statement and other periodic filings with the SEC provide investors with the transparency they need to make informed decisions. As a reporting company, Native American Energy Group is required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and must be in compliance with proxy rules and other securities laws.

Currently, the Company is traded on the OTCQB Marketplace which is a newly launched market tier for OTC-traded U.S. companies that are registered and reporting with the Securities and Exchange Commission or a U.S. banking or insurance regulator. In addition to providing real-time quotations, the OTCQB provides a list of market makers and additional information via www.otcmarkets.com.

Raj Nanvaan, the Company's Chief Financial & Operations Officer stated, "Our next goal is to secure the financing necessary for development of our oil leases in Montana so we can take advantage of the current commodity market prices and begin generating revenue."

About Native American Energy Group:
Native American Energy Group, Inc. (also known as NAEG) is a development-stage energy resource development and management company, with three principal projects: development of oil & gas interests in the Williston Basin; development of coal-bed methane natural gas ("CBM") in the Cook Inlet Basin in Alaska; and implementation of vertical-axis wind turbine power generation technology for the production of clean, cost-efficient green energy throughout the USA, including Alaska and all U.S. Indian reservations.

Safe Harbor Statement:
This release may contain statements known as 'forward-looking' statements regarding the plans, intentions, beliefs and current expectations of the Company, its directors, or its officers with respect to the future business activities and operating performance of the Company. Such forward-looking statements involve known and unknown risks and uncertainties, whether expressed or implied by such forward-looking statements, and "actual" results may be materially different from those projected. Readers should carefully review all disclosures filed by the Company from time to time with the SEC and are cautioned not to place undue reliance on forward-looking statements which speak only as of their dates.

CONTACT:

Native American Energy Group, Inc.
Richard Ross
Chief Communications Officer
(718) 408-2323